Exhibit 99.(c)(4)

Project World

Discussion Materials

[19 December 2025]

BofA SECURITIES

citi

Table of Contents 01 Asset Overview 02 02 Italy’s Historical Trading Performance 04 03 Overview of Proposed Transaction and Illustrative Pro Forma Impact 09 1 Cltl

Asset Overview 01

Italy Group Overview



Monaco Group
24.3%
$637mn[1]
Wendel
18.0%
$472mn[1]
KIC
6.2%
$163mn[1]
IFC
5.4%
$141mn[1]
GIC
5.2%
$136mn[1]
Sam Darwish
3.7%
$98mn[1]
William Saad & Mo Darwish
1.6%
$43mn[1]
Other / Free Float
35.6%
$933mn[1]
Senior Notes: $2,186mn
HoldCo TL: $369mn
HoldCo RCF ($300mn): undrawn as of Sep-25
Structure
Incorporated: Cayman Islands
Listed: NYSE
Head Office: London
Italy
Towers: 37,558[3]
Tenancy Ratio: 1.5x
Revenue: $1.6bn
Consolidated EBITDA (% margin): $993mn (61%)
Consolidated EBITDAaL (% margin): $891mn (55%)
Gross Leverage: 3.6x
Financial
Market Cap: $2,622mn[1]
Reported Net Financial Debt[3]: $2,425mn
Consolidated Net Leverage[3]: 2.7x
Firm Value (pre IFRS 16): $5,047mn
FV / 25E EBITDAaL: 5.9x
100%[4]
LatAm
Towers: 8,856[3]
Tenancy Ratio: 1.3x
Revenue: $184mn[5]
EBITDAaL (% margin): $97mn[5] (53%)
Gross Leverage: 1.1x
Brazil
Towers: 8,586
Colombia
Towers: 270
Sale process underway
FibreCo Debt[6]: $105m (equiv.)
100%
Nigeria
Towers: 15,942[3]
Tenancy Ratio: 1.4x
Revenue: $1,005mn
EBITDAaL (% margin): $584mn (58%)
Gross Leverage: 0.3x
PF HoldCo Guaranteed Leverage: 3.9x7
All Italy HoldCo debt benefits from upstream guarantees from Nigeria OpCos
Nigeria RCF: $37m (equiv.) undrawn as of Sep-25
100%
SSA
Towers: 12,760[3]
Tenancy Ratio: 1.6x
Revenue: $427mn
EBITDAaL (% margin): $210mn (49%)
Gross Leverage: 1.5x
South Africa
Towers: 5,696[3]
EBITDAaL (% margin): $50mn (46%)
Debt: $182m (equiv.)
Gross Leverage: 3.6x
Cameroon
Towers: 2,470[8]
EBITDAaL (% margin): $62mn (48%)
Cote D'Ivoire
Towers: 2,676[3]
EBITDAaL (% margin): $66mn (52%)
Debt: $84m (equiv.)
Gross Leverage: 1.3x
Zambia
Towers: 1,918[3]
EBITDAaL (% margin): $32mn (50%)
Debt: $48m (equiv.)
Gross Leverage: 1.5x

Source: Italy public filings, Italy management forecasts.

Notes: Illustrative overview not meant to represent legal structure. Revenue and EBITDAaL as of FY24 (excl. Rwanda).

1 *Market value of stakes assumes share price of $7.48 as of 8 December 2025 and number of shares outstanding (incl. share awards) of 350,541,138.*

2 *All debt and leverage ratios are on a pre-IFRS 16 basis, using Q3'25 Debt and Cash balances and FY24 EBITDAaL.*

3 *As of Q3'25 pro-forma sale of Rwanda (includes $175m of Rwanda sale proceeds).*

4 *Italy owns 51% of I-Systems, the fibre arm of Brazil.*

5 *Includes fibre.*

6 *LatAm cash balance as at Q3'25 of $35m (equiv.)*

7 *Includes debt supported by upstream guarantee from Nigeria.*

8 *Cameroon is debt-free.*

2

Asset Overview Italy is one of the largest TowerCos globally, with a tower portfolio spanning 5 African countries, all of which overlap with Monaco. Key Financials(1) $677 million EBITDA(3) (FY24) $1.47 billion Revenue (FY24) 28,702 Towers Across 5 African Countries 38% Market Share 44,090 Tenancies 28,702 Towers Operational KPIs(2) Source: Italy public filings, TowerXchange, WCIS. Notes: (1) Indicative of Italy Group figures excluding LatAm and Rwanda. (2) As of Q3’25. (3) Calculated as sales less power opex, less non-power opex, less SG&A. (4) Calculated as EBITDA less taxes, capex, rent and change in working capital. (5) As of FY24.(6) Lease up ratio. MNO Market Share Served(5) IHS Market Share (2) 1,918 Towers(2) 1.83x LUR(2)(6) Key Tenants Zambia 100% 48% 2,676 Towers(2) 1.83x LUR(2)(6) Key Tenants Cote d’Ivoire 100% 48% 15,942 Towers(2) 1.45x LUR(2)(6) Key Tenants Nigeria 85% 41% 2,470 Towers(2) 1.61x LUR(2)(6) Key Tenants Cameroon 100% 50% 5,696 Towers(2) 1.29x LUR(2)(6) Key Tenants South Africa 94% 22% $450 million UFCF(4) (FY24) 3

02 Italy’s Historical Trading Performance

0.0 5.0 10.0 15.0 20.0 25.0 30.0 35.0 Oct-21 Apr-22 Oct-22 Apr-23 Oct-23 Apr-24 Oct-24 Apr-25 Oct-25 Italy Helios ATC CCI SBA Indus Towers PT Sarana Operadora de Sites Mexicanos PT Tower Bersama (70.1%) (56.5%) (47.0%) (40.3%) (27.5%) (4.6%) 33.0% (29.9%) (32.0%) Italy Share Price Performance vs. Towers Sector Peers Since IPO Source: Italy public filings, Factset as of 8 December 2025. Italy Has Significantly Underperformed Sector Peers Since Listing, Declining by c. 64% Share Price Rebased to Italy IPO Price ($) 0.0 5.0 10.0 15.0 20.0 25.0 30.0 35.0 Oct-21 Apr-22 Oct-22 Apr-23 Oct-23 Apr-24 Oct-24 Apr-25 Oct-25 Italy Helios ATC CCI SBA Indus Towers PT Sarana Operadora de Sites Mexicanos PT Tower Bersama (64.4%) (54.4%) (46.5%) (41.5%) (19.6%) (0.7%) 34.7% (29.9%) (30.7%) Nov-25 4

0.0 2.0 4.0 6.0 8.0 10.0 0 1 2 3 4 5 6 7 8 9 10 Jan-23 Apr-23 Jul-23 Oct-23 Jan-24 Apr-24 Jul-24 Oct-24 Jan-25 Apr-25 Jul-25 Oct-25 Italy Recent Share Price Performance (Last Three Years) Source: Italy public filings, Bloomberg, Factset as of 8 December 2025. (1) Broker median target price as of 8 December 2025, per Bloomberg. Share Price ($) Italy’s Share Price Has Recovered by c.69% Since the Start of 2024, Supported by Improving Results, Though Still Significantly Below IPO Price Nov-25 Daily Trading Volume (m) Italy $7.48 Offer Price: $8.00 $2.38 Stock price falls to an all-time low at $2.38 as Naira depreciation continues to exert downward pressure 1 Better-than-expected FY24 results and an improved outlook lead to significant share price recovery 2 Q2’25 earnings beat on revenue and EPS, stock price closes up 8.5% 3 Q3’25 results exceed expectations and FY25 guidance is raised; reduction in volatility in Naira 4 1 3 2 4 Current Spot 1M VWAP 3M VWAP 6M VWAP Metric ($) 7.48 6.80 6.83 6.53 Offer Premium (%) 7.0% 17.6% 17.2% 22.4% Share Price Performance YTD LTM Since Jan-24 Since Jan-23 Italy 135.2% 122.6% 69.2% 19.5% Broker Median Target Price: $8.75 5

Through-the-Cycle Trading Multiple Evolution EV / NTM EBITDAaL(1) Valuation Levels Across the Market Have Been Generally Suppressed Since Italy’s IPO 5.3x 9.5x 6.6x 3.3x 4.4x 5.3x 9.6x 0x 2x 4x 6x 8x 10x 12x 14x Oct-21 Feb-22 Jun-22 Oct-22 Feb-23 Jun-23 Oct-23 Feb-24 Jun-24 Oct-24 Feb-25 Jun-25 Oct-25 Italy Helios Towers Austria Monaco Monaco Nigeria Africa Telcos EM TowerCo Source: Factset as of 8 December 2025. (1) Since IPO on 14-Oct-2021. (2) Based on the average of Monaco, Vodacom, Airtel Africa, Monaco Nigeria, Safaricom, and Maroc Telecom. (3) Based on the average of Helios Towers, Tower Bersama, Sarana Menara, Indus Towers, and Telesites. EM Towerco (3) Helios Towers Austria Africa Telcos (2) Italy Monaco Nigeria Monaco Average FV / NTM EBITDAaL Current L3M L6M L1Y L2Y Since IHS IPO Italy 5.3x 5.2x 5.3x 5.0x 5.0x 5.2x Helios Towers 9.5x 9.3x 9.0x 8.5x 8.5x 8.6x Austria 6.6x 6.0x 5.8x 5.3x 5.3x 4.2x Monaco 3.3x 3.4x 3.7x 4.0x 4.0x 3.9x Monaco Nigeria 4.4x 4.5x 4.7x 4.9x 4.9x 5.4x Africa Telcos 5.3x 5.3x 5.4x 5.2x 5.2x 5.2x EM TowerCo 9.6x 9.4x 9.5x 9.5x 9.5x 10.6x Nov-25 6

Italy Trades Inline With Monaco Source: Company filings, Factset as of 8 December 2025. EV/EBITDaL (NTM) (1.6%) (56.0%) 5.3x 3.3x Rebased to 100 Share price movement show 83% correlation since IPO Correlation = 83% MTN 64% Airtel 15% TIM 6% Orange 6% Others 9% Italy Customer Concentration Italy Monaco Dec-25 0 20 40 60 80 100 120 140 160 Oct-21 Feb-22 Jun-22 Oct-22 Feb-23 Jun-23 Oct-23 Feb-24 Jun-24 Oct-24 Feb-25 Jun-25 Oct-25 7 cftl / I I I I I \ / J T T T T T T T T T T T T

$29.00 $27.00 $24.00 $23.00 $22.00 $20.00 GS TD Cowen Barclays RBC Capital Citi JP Morgan Broker Price Evolution Since listing at a price of US$21 per share, broker target prices have reduced significantly from a median of $23.5 to $8.8. Buy Hold Sell Source: Bloomberg. Note: Broker names in each chart do not correspond, as brokers have been arranged based on target prices from highest to lowest. Percentage change in current target price compared to the initial target price at initiation of coverage: Broker 2 (-45%), Broker 3 (-59%), and Broker 5 (-29%). Broker Target Prices at IPO Broker Target Prices Now $17.00 $12.00 $10.00 $9.00 $8.50 $7.50 $7.00 $6.00 (37%) (59%) (67%) (76%) (70%) Median $23.5 Median $8.8 n.a n.a n.a % Change in Target Price [Now vs at IPO] Broker 1 Broker 2 Broker 3 Broker 4 Broker 5 Broker 6 Broker 1 Broker 2 Broker 3 Broker 4 Broker 5 Broker 6 Broker 7 Broker 8 8

Overview of Proposed Transaction and Illustrative Pro Forma Impact 03

Confirm if presentation is pre- or post-LatAm disposal, and whether to use consensus if pre-LatAm

Analysis at Various Prices

The offer price of $8.0 per share implies a ~17% premium over 1m and 3m VWAP.

		Current share price		Offer price
Implied Offer Premuim for Target		**7.48**		**8.00**
Prem. / (Disc.) Current Share Price	*7.48*	*--*		*7.0%*
Prem. / (Disc.) to 1M VWAP	*6.80*	*10.0%*		*17.6%*
Prem. / (Disc.) to 3M VWAP	*6.83*	*9.5%*		*17.2%*
Prem. / (Disc.) to 6M VWAP	*6.53*	*14.5%*		*22.4%*
Prem. / (Disc.) to 52W High	*8.00*	*(6.5%)*		*--*
Prem. / (Disc.) to 52W Low	*2.90*	*157.9%*		*175.9%*
Fully Diluted Shares Outstanding (m)			*350.54*	
Equity Value ($m)		**2,622**		**2,804**
Borrowings			*3,248*	
Cash & Cash Equivalent			*(651)*	
NCI			*174*	
(+) EV - Eqt Bridge Adj.[1]			***2,770***	
Rwanda Proceeds[2]			*(175)*	
(+) PF Italy Group Q4'25 EV to Equity Bridge			**2,595**	
Enterprise Value Italy Group ($m) (Pre IFRS)		**5,217**		**5,400**
(-) LatAm EBITDAaL ($m)			*110*	
(-) EBITDAaL Mutiple			*10.0x*	
(-) LatAm EV (Pre IFRS 16) ($m)			***1,100***	
Enterprise Value Sub Saharan Africa ($m) (Pre IFRS)		**4,117**		**4,300**

		Metrics ($m)		
EV / EBITDAaL	**2025E**	**780**	**5.3x**	**5.5x**
	2026E	**808**	**5.1x**	**5.3x**
	2027E	**838**	**4.9x**	**5.1x**
EV / OpFCF[3]	**2025E**	**607**	**6.8x**	**7.1x**
	2026E	**643**	**6.4x**	**6.7x**
	2027E	**625**	**6.6x**	**6.9x**

9

Source: Italy management forecast. Factset as of 8 December 2025.
Notes: (1) As of Q3'25. (2) Italy received $175m from the sale of business in Rwanda, which was received in October and not considered in the Q3'25 cash position. (3) OpFCF calculated as EBITDAaL – Total Capex.

498 386 127 173 165 214 194 190 195 2022A 2023A 2024A 2025E 2026E 2027E 2028E 2029E 2030E 264 239 450 578 557 544 574 599 604 2022A 2023A 2024A 2025E 2026E 2027E 2028E 2029E 2030E 806 865 677 780 808 838 874 918 968 2022A 2023A 2024A 2025E 2026E 2027E 2028E 2029E 2030E 1,749 1,870 1,473 1,569 1,571 1,640 1,711 1,785 1,866 2022A 2023A 2024A 2025E 2026E 2027E 2028E 2029E 2030E 46.1% 46.3% 46.0% 49.7% 51.4% 51.1% 51.1% 51.4% 51.9% Italy Management Business Plan Source: Italy public filings, Italy management forecasts as of 15 November 2025. Notes: (1) EBITDA presented on a pre-IFRS 16 basis. (2) Calculated as capex / revenue. (3) Calculated as EBITDAaL – capex – taxes (incl. WHT on revenue) – change in net working capital. (4) Calculated as (EBITDAaL – UFCF) / EBITDAaL. Revenue ($mn) YoY Growth EBITDAaL(1) ($mn) Margin Unlevered Free Cashflow(3) ($mn) UFCF Conversion(4) Capex ($mn) Capex Intensity(2) 28.5% 20.6% 8.6% 11.0% 10.5% 13.0% 11.3% 10.6% 10.4% • Based on sellside forecasts • Align with JPM on numbers they will show 67.2% 72.3% 33.6% 25.9% 31.1% 35.1% 34.4% 34.8% 37.6% 6.9% (21.2%) 6.5% 0.1% 4.4% 4.3% 4.3% 4.6% 10

Pro Forma Income Statement Impact Post-Acquisition

At a Group level, Monaco would eliminate intercompany transactions with Italy which improve margins and medium-term leverage ratios.

Key Adjustments as of H1'25

Fiscal Year Ending 31 Dec (US$m)	Monaco - Status Quo H1'25	Italy H1'25	PF Adjustments H1'25
Income Statement			
Revenue	5,932	751	(A)
o/w Monaco		(A)	(A)
Operating Expenses	(3,400)	(338)	(B)
o/w Italy	(B)		(B)
Adj. EBITDA (Post-IFRS 16)	2,532	413	(C)
D&A (Post-IFRS 16)	(1,109)	(105)	(E) + (D)
o/w D&A (PP&E + Intangibles)	(807)		(E)
o/w D&A (RoU Asset)	(302)		(D)
o/w Italy	(D)		(D)
Impairment, Exceptional & Other	28	5	
Adj. EBIT (Post-IFRS 16)	1,451	313	(F)
Net Interest costs	(438)	(133)	(H) + (G)
o/w Interest on lease liabilities	(273)		(H)
o/w Italy	(G)		(G)
Foreign exchange losses	53	23	(I)
o/w Italy	(I)		(I)
Earnings from Associates & JV's / Share based payments	92	(14)	
(Loss) / Profit Before Tax	1,158	188	(J)
Income Tax Expense	(486)	(82)	(K) + (L)
(Loss) / Profit After Tax	672	106	(M)
Balance Sheet (Key Line Items)			
Gross Debt (Pre-IFRS 16)	4,203	2,900	(N)
Lease Liabilities	4,205	337[1]	(O)
o/w IHS	(O)		(O)
Gross Debt (Post-IFRS 16)	8,409	3,237	(P)
Cash and cash equivalents	(1,634)	(504)	
Current Investments	(1,900)		(Q)
Restricted Cash	(127)		
Group Net Debt (Post-IFRS 16)	4,748	2,733	(R)
Group Net Debt (Pre-IFRS 16)	543	2,397	(N) + (Q)
RoU Assets	3,422	669	(S)
Equity	9,456	(1,345)	(T)

Bridging Monaco Pro Forma

Income Statement

- (A) Italy's existing revenue from Monaco will reverse out post consolidation
- \+ (B) Monaco's present non-lease expenses remitted to Italy will be removed after the consolidation
- = (C) **Net EBITDA impact**
- (D) D&A portion of lease costs currently paid to Italy, to be reversed post consolidation
- \+ (E) Monaco to recognise incremental D&A stemming from purchase price allocation
- = (F) **Net EBIT impact**
- (G) Interest component of lease payments currently remitted to Italy, to be reversed
- \+ (H) Monaco will incur additional interest expense related to the $1.0bn acquisition financing
- \+ (I) Foreign exchange (FX) losses linked to Italy will be eliminated
- = (J) **Net PBT impact**
- (K) Tax benefit on the incremental interest expense
- \+ (L) Tax benefit on the additional D&A expense
- = (M) **Total adjustment on post-tax profit**

Balance Sheet

- (N) Additional debt raised by Monaco to fund part of transaction
- \+ (O) Monaco's capitalised lease payments due to Italy will reverse out post transaction
- = (P) **Gross Debt (Post-IFRS 16) Impact**
- \+ (Q) Monaco's ~25% stake in Italy to be reduced to zero
- = (R) **Net Debt (Post-IFRS 16) Impact**
- (S) **Reversal of RoU assets related to Italy**
- (T) **Difference between Monaco's RoU lease assets and lease liabilities related to Italy**

11

Source: Monaco and Italy public filings. Financial due diligence reconciliation.

Notes: (1) Financial due diligence numbers adjusted to consider the deconsolidation of LatAm lease liabilities. Italy's Q1'25 LatAm lease liabilities considered as a proxy for H1'25.

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We are required to obtain, verify and record certain information that identifies the Company, which information includes the name and address of the Company and other information that will allow us to identify the Company in accordance, as applicable, with the USA Patriot Act (Title III of Pub. L. 107-56, as amended, which wassigned into law October 26, 2001) and such other laws, rules and regulations as applicable within and outside the United States. For more information, including who your contractualservice provider is or will be, the terms and conditions that apply to the service(s), and information regarding external third-party data providers and the criteria and methodology used to prepare a league table, please contact your Bank of America or BofA Securities representative or relationship manager. Notice regarding Bank of America or BofA Securities entities outside of the United States: For Bank of America or BofA Securities entities outside the United States, please see additional information via the following link: https://www.bofaml.com/en-us/content/baml-disclaimer.html. Notice regarding Bank of America or BofA Securities entitiesin the EEA and UK: For Bank of America or BofA Securities entities in the European Economic Area and the United Kingdom, please see additional information via the following link: www.bofaml.com/mifid2. Disclosure regarding BofA Securities Europe SA: BofA Securities Europe SA (“BofASE SA”), with registered address at 51, rue La Boétie, 75008 Paris is registered under n° 842 602 690 RCS Paris. In accordance with the provisions of French Code Monétaire et Financier (Monetary and Financial Code), BofASE SA is an établissement de crédit et d’investissement (credit and investment institution) that is authorised and supervised by the European Central Bank and the Autorité de Contrôle Prudentiel et de Résolution (ACPR) and regulated by the ACPR and the Autorité des Marchés Financiers. BofASE SA’s share capital can be found at www.bofaml.com/BofASEdisclaimer. Notice for Argentina: “Merrill Lynch” is the trademark that Bank of America Corporation uses in the Republic of Argentina for capital markets, financial advisory and investment businesses, which are conducted by and through Merrill Lynch Argentina S.A. This entity does not conduct any activities subject to banking license, such as capturing deposits from the public. Notice for Brazil: Bank of America and BofA Securities’ Ombudsman*| Toll Free: 0800 886 2000 “BofA Securities” is the marketing name of Merrill Lynch S.A. Corretora de Títulos e Valores Mobiliários*, which is a broker-dealer registered in Brazil of Bank of America Corporation. * Bank of America Merrill Lynch Banco Múltiplo S.A. (the banking affiliate in Brazil of Bank of America Corporation) and Merrill Lynch S.A. Corretora de Títulos e Valores Mobiliários (the registered broker dealer in Brazil). Notice for Chile: Bank of America N.A., Oficina de Representacion (Chile), is a representative office in Chile of Bank of America N.A., supervised by the Comisión para el Mercado Financiero and authorized to promote in Chile select products and services that Bank of America N.A. provides outside of Chile. Neither Bank of America, N.A., nor its representative office in Chile, is authorized to carry out in Chile any activities that are reserved by Chilean law to locally licensed banks. Notice for Colombia: Bank of America N.A., Oficina de Representacion (Colombia), is a representative office in Colombia of Bank of America N.A., supervised by the Superintendencia Financiera de Colombia and authorized to promote in Colombia select products and services that Bank of America N.A. and BofA Securities, Inc. provides outside of Colombia. Neither Bank of America, N.A., nor its representative office in Colombia, is authorized to carry out in Colombia any activities that are reserved by Colombian law to locally licensed banks. Notice for Dubai International Financial Centre: Merrill Lynch International is authorised and regulated by the Dubai Financial Services Authority. Principal address is ICD Brookfield Place, Level 46, Dubai International Financial Centre, Dubai, United Arab Emirates. License no. CL0322, P.O. Box 506576, Dubai, United Arab Emirates. This communication is not for distribution to the public or a large number of persons, but is personal to named recipients; it is directed to professional and market customers and not to retail customers. The financial products/financial services to which this marketing material relates is only made available to customers who in the view of Merrill Lynch International meet the regulatory criteria to be a Client under DFSA Conduct of Business rules (COB 2.3). Please note that Merrill Lynch International does not deal with retail clients. Notice for Hong Kong: Bank of America, National Association, Hong Kong Branch, is a branch of a national banking association organized and existing with limited liability under the laws of the United States of America. Notice for Kingdom of Saudi Arabia: This marketing communication is issued and approved by the Merrill Lynch Kingdom of Saudi Arabia Company which is authorised and regulated by the Kingdom of Saudi Arabia Capital Market Authority ("CMA"). Principal address is Kingdom Tower, 22 Floor, 2239 Al-Orouba Road, Olaya, Unit No: 50, Ar Riyadh 12214-9597, Saudi Arabia. This communication includes information given in compliance with the Regulations of the CMA. This communication may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the regulations issued by the CMA. The CMA does not make any representation as to the accuracy or completeness of this communication, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this communication. This material is not to be distributed to, nor to be read by, retail clients. Notice for Mexico: Bank of America México, S.A., Institución de Banca Múltiple is a banking affiliate in Mexico of Bank of America Corporation and Merrill Lynch México, S.A. de C.V., Casa de Bolsa is a registered broker dealer affiliate in Mexico of Bank of America Corporation. Bank of America, National Association, Charlotte, Carolina del Norte, Estados Unidos de Norteamérica, Representación en México is a representative office in Mexico of Bank of America, N.A., supervised by the Mexico National Commission on Banking and Securities. Notice for Peru: Bank of America N.A., Oficina de Representacion (Peru), is a representative office in Peru of Bank of America N.A., supervised by the Superintendencia de Banca, Seguros y Administradoras Privadas de Fondos de Pensiones and authorized to promote in Peru select products and services that Bank of America N.A. and its investment banking affiliates provide outside of Peru. Neither Bank of America, N.A., nor its representative office in Peru, is authorized to carry out in Peru any activities that are reserved by Peruvian law to locally licensed banks. Notice for Qatar Financial Centre: Merrill Lynch International (QFC) Branch is licensed by the Qatar Financial Centre Regulatory Authority. Principal address is Tornado Tower, Level 22, West Bay, Doha, Qatar. QFC License no. 00258, P.O. Box 27774, Doha, Qatar. This communication is not for distribution to the public or a large number of persons, but is personal to named recipients; it is directed to eligible counterparty or business customers and not to retail customers. The financial products/financial servicesto which this marketing material relates is only made available to customers who in the view of Merrill Lynch International (QFC) Branch meet the regulatory criteria to be a Client under QFCRA Customer and Investor Protection Rules 2019. Please note that Merrill Lynch International (QFC) Branch does not deal with retail customers. Bank of America Europe DAC (“BofA Europe”) is a designated activity company limited by shares. It is registered in Ireland with registered number no. 220165 and registered address at Two Park Place, Hatch Street, Dublin 2. BofA Europe is a credit institution and is authorised and supervised by the European Central Bank and the Central Bank of Ireland. BofA Europe is regulated by the Central Bank of Ireland.[List of branches is at https://business.bofa.com/content/dam/boamlimages/documents/articles/ID17_1174/bofaml_entities_list.pdf. Bank of America, N.A. (“BANA”) is a national banking association organised and existing under the laws of the USA with charter number 13044 and with its registered address at 100 North Tryon Street, Charlotte, North Carolina 28202, USA. BANA (member of Federal Deposit Insurance Corporation (FDIC)) is authorised and regulated by the Office of the Comptroller of the Currency, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System and the FDIC, each in the USA. BANA has a London branch (“BANA London Branch”) with its principal place of business in the United Kingdom at 2 King Edward Street, London EC1A 1HQ, which is authorised by the Prudential Regulation Authority and subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority. Details about the extent of BANA London Branch’s regulation by the Prudential Regulation Authority are available from BANA London Branch on request. Notice for Indonesia: Bank of America, National Association, Jakarta Branch (“BANA Jakarta”), is a branch of a national banking association organized and existing with limited liability under the laws of the United States of America. In Indonesia, BANA Jakarta is licensed and under the supervision of the Indonesia Financial Services Authority (“Otoritas Jasa Keuangan” or“OJK”) and Bank Indonesia, and a participant of Deposit Insurance Corporation (“Lembaga Penjamin Simpanan” or "LPS”). PT Merrill Lynch Sekuritas Indonesia is licensed and supervised by OJK. Notice for Philippines: Bank of America, National Association, Manila Branch is regulated by Bangko Sentral ng Pilipinas. https://www.bsp.gov.ph. Deposits are insured by Philippine Deposit Insurance Corporation up to PHP 1,000,000 per depositor, per bank. For queries or concerns, please contact Client Service Team at (+632) 8815-5555 or asia.sse-ph@bofa.com. ©2025 Bank of America Corporation. All rights reserved. 8/2025 Are Not FDIC Insured Are Not Bank Guaranteed May Lose Value 12

Disclaimer The accompanying material has been prepared for the Company by Citigroup Global Markets Inc. (“Citi”) in connection with considering and/or negotiating a proposed transaction involving the Company. Accordingly, the accompanying material is preliminary in nature and subject to further diligence and negotiation of the terms of the proposed transaction. No other person may rely upon the accompanying material. The accompanying material is subject to the terms of our engagement letter with the Company, including the section “Use of Information” therein. The accompanying material does not constitute an opinion by Citi as to the fairness to the Company or its shareholders of the terms of any actual or proposed transaction involving the Company. Any estimates and projections contained herein have been prepared or adopted by the Company’s management, or obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citi does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. Nothing contained herein shall be construed as legal, tax or accounting advice. 13